SCHEDULE 10.7.1

                         AMENDMENT NO. 2 TO

                     THE REPAP ENTERPRISES INC.

                 HEAD OFFICE REGISTERED PENSION PLAN

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The following change is effective January 1, 1996.

1. Section 1.19 is deleted and replaced by the following:

     "1.19 Pensionable Service" means Service in Canada while participating as an active Member in this Plan and Service prior to the Effective Date but excluding:

     (a)  Service before January 1, 1976;
     (b) Service after December 31, 1989 but before the Effective Date which the Employee chooses not to include;
     (c) Service after December 31, 1989 but before the date the Executive becomes a Member of this Plan which the Executive chooses not to include;
     (d) Service after the Normal Retirement Date; and (e) for an Employee who is a connected person as defined in the regulations of the Income Tax Act -
          (i)  Service prior to the Effective Date,
          (ii) Service on or after the Effective Date which is an unpaid leave of absence.
     Pensionable Service includes a period acceptable to The Minister of National Revenue throughout which the Member is employed outside Canada."


CERTIFIED AS A TRUE AND COMPLETE COPY


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Date


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Terry W. McBride
Secretary